Exhibit 5.2

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
September 17, 2024	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
American Assets Trust, Inc. American Assets Trust, L.P. 3420 Carmel Mountain Road, Suite 100 San Diego, California 92121	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:	Registration Statement Nos. 333-276165 and

333-276165-01 - $525,000,000 Aggregate Principal Amount of 6.150% Senior Notes due 2034

To the addressees set forth above:

We have acted as special counsel to American Assets Trust, L.P., a Maryland limited partnership (the “Company”), and American Assets Trust, Inc., a Maryland corporation (the “Guarantor”), in connection with the issuance of $525,000,000 aggregate principal amount of the Company’s 6.150% Senior Notes due 2034 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantor pursuant to an indenture, dated January 26, 2021 (the “Indenture”), by and among the Company, the Guarantor and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), and an officers’ certificate, dated as of the date hereof, establishing the form and terms of the Notes and Guarantee pursuant to the Indenture, and pursuant to: (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2023 (Registration Nos. 333-276165 and 333-276165-01) (as so filed, the “Registration Statement”); (ii) a base prospectus dated December 20, 2023 (the “Base Prospectus”); (iii) a prospectus supplement dated September 10, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); and (iv) an underwriting agreement dated September 10, 2024 by and among the Company, the Guarantor and Wells Fargo Securities, LLC, Mizuho Securities USA LLC and PNC Capital Markets LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”) This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

September 17, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning laws of the State of Maryland are addressed in the opinion of Venable LLP, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Assuming due authorization and execution by the Guarantor in its capacity as the sole general partner of the Company, when issued and authenticated in accordance with the terms of the Indenture, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. Assuming due authorization and execution by the Guarantor on its own behalf, when issued in connection with the execution, delivery and authentication of the Notes in accordance with the terms of the Indenture, the Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 1011 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations including, without limitation, with respect to option value determinations and (l) the severability, if invalid, of provisions to the foregoing effect.

September 17, 2024

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture, the Notes and the Guarantees (collectively, the “Documents”) is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Documents to which it is a party and (c) has duly authorized, executed and delivered each such Document, (ii) with respect to each of the parties to the Documents other than the Company and the Guarantor, each Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms, (iii) the Notes have been duly authorized for issuance by all necessary corporate action by the Guarantor in its capacity as the general partner of the Company, (iv) the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Company and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Company, (v) the Guarantees have been duly authorized by all necessary corporate actions of the Guarantor and have been duly executed and delivered by the Guarantor, (vi) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (vii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 17, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP